As filed with the U.S. Securities and Exchange Commission on February 12, 2020

Registration No. 333-230123

Registration No. 333-223259

Registration No. 333-216989

Registration No. 333-193640

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-230123

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-223259

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-216989

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-193640

Under

the Securities Act of 1933

CARE.COM, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-5785879 (I.R.S. Employer Identification No.)
77 Fourth Avenue, Fifth Floor, Waltham MA (Address of principal executive offices)	02541 (zip code)

2014 Incentive Award Plan

2006 Stock Incentive Plan, as amended

(Full titles of the plans)

Timothy Allen
Chief Executive Officer

Care.com, Inc.
c/o IAC/InterActiveCorp

555 West 18th Street

New York, NY 10011

(Name and address of agent for service)

(212) 314-7300

(Telephone number, including area code, of agent for service)

With a copy to:

Brandon Van Dyke

Richard L. Oliver

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

(212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
N/A	N/A	N/A	N/A	N/A

(1)   The Registrant is not registering additional securities. Registration fees were originally paid by Registrant upon filing of the original registration statement on Form S-8. Consequently, no additional registration fees are required with respect to the filing of this Post-Effective Amendment.

EXPLANATORY NOTE — DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) relate to the following Registration Statements of Care.com, Inc., a Delaware corporation (the “Registrant”), on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-230123, filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 7, 2019, registering the offer and sale of 1,484,219 shares of common stock, par value $0.001 per share, of the Registrant (“Common Stock”) issuable pursuant to the Registrant’s 2014 Incentive Award Plan (the “2014 Plan”);
•	Registration Statement No. 333-223259, filed with the SEC on February 27, 2018, registering the offer and sale of 1,407,514 shares of Common Stock issuable pursuant to the 2014 Plan;
•	Registration Statement No. 333-216989, filed with the SEC on March 28, 2017, registering the offer and sale of 3,896,855 shares of Common Stock issuable pursuant to the 2014 Plan; and
•	Registration Statement No. 333-193640, filed with the SEC on June 11, 1999, registering the offer and sale of an aggregate 7,534,997 shares of Common Stock issuable pursuant to the 2014 Plan and the Registrant’s 2006 Stock Incentive Plan, as amended;

in each case, plus such indeterminate number of shares of Common Stock as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

On December 20, 2019, the Registrant entered into an Agreement and Plan of Merger (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”) with IAC/InterActiveCorp, a Delaware corporation (“IAC”), and Buzz Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of IAC (“Offeror”), pursuant to which IAC would acquire the Registrant. On February 11, 2020, pursuant to the Merger Agreement, after completion of a tender offer (the “Offer”) by Offeror for (i) all outstanding shares of Common Stock, at a price of $15.00 per share of Common Stock and (ii) all outstanding shares of Series A Convertible Preferred Stock, par value $0.001 per share (the “Preferred Shares,” and together with the Common Stock, the “Shares”), of the Registrant, at (x) 150% of the Liquidation Preference per Preferred Share, as specified in the Certificate of Designations for the Preferred Shares (the “Certificate of Designations”), plus (y) Accrued and Unpaid Dividends payable in respect of such Preferred Shares, as specified in the Certificate of Designations, in the case of clauses (x) and (y), calculated as of and including the expiration date of the Offer, pursuant to the terms of the Certificate of Designations, in each case, net to the holder in cash, without interest and less any applicable withholding taxes ((i) and (ii), the “Offer Price”), Offeror merged with and into the Registrant, with the Registrant continuing as the surviving corporation and a wholly-owned subsidiary of IAC (the “Merger”). The Merger became effective (the “Effective Time”) on February 11, 2020, following the filing of the certificate of merger with the Secretary of State of the State of Delaware (the “Secretary of State”). At the Effective Time, among other things, each Share issued and outstanding immediately prior to the Effective Time (other than any (i) Shares held in the treasury of the Registrant, (ii) Shares that at the commencement of the Offer were owned by IAC or Offeror, (iii) Shares irrevocably accepted for payment in the Offer and (iv) Shares held by the Registrant’s stockholders who properly demand and perfect appraisal rights under Delaware law, which will be cancelled and for which no payment will be delivered) was converted into the right to receive an amount of cash equal to the applicable Offer Price. In connection with the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Registration Statements.

In accordance with undertakings made by the Registrant in each of the Registration Statements to remove from registration, by means of post-effective amendments, any of the securities registered pursuant to the Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all such securities registered but unsold under the Registration Statements, if any, as of the filing date of these Post-Effective Amendments. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments to the Registration Statements on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Waltham, Massachusetts, on this 12th day of February, 2020.

CARE.COM, INC.

By:	/s/ Melanie Goins
Name:	Melanie Goins
Title:	General Counsel and Corporate Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.